Exhibit 99.1

Career Education Names Ashish Ghia as Senior Vice President and Chief Financial Officer

Schaumburg, Illinois, March 1, 2018 – Career Education Corporation (NASDAQ: CECO), a provider of postsecondary education programs and services, today announced the appointment of Ashish Ghia as Senior Vice President and Chief Financial Officer, effective today. Mr. Ghia has served as Interim Chief Financial Officer since September 21, 2017.

“We are extremely pleased to name Ashish as Chief Financial Officer,” said President and Chief Executive Officer Todd Nelson. “He has been a critical member of our transition strategy team over these past several years, and his unique skillset and depth of knowledge of our business and industry will be invaluable as we continue moving Career Education forward. We appreciate his past dedication to Career Education and look forward to the continued strength of his contributions.”

Mr. Ghia joined the Company in June 2008 and has served in various financial planning and analysis roles with increasing responsibility, including as Vice President Finance since February 2016 and Vice President Financial Planning & Analysis from October 2012 through January 2016. Mr. Ghia has also served as Assistant Treasurer of the Company since August 2016. Prior to joining the Company in June 2008, Mr. Ghia was a Business Finance Manager with Sears Holdings Corporation from 2006 to 2008 and also held associate positions with PricewaterhouseCoopers LLP and Ernst & Young. Mr. Ghia holds a Bachelor of Commerce degree in financial accounting and audit from the University of Mumbai and a Master of Business Administration from Georgia State University and is a certified public accountant.

ABOUT CAREER EDUCATION CORPORATION

Career Education’s academic institutions offer a quality education to a diverse student population in a variety of disciplines through online, campus-based and blended learning programs. Our two universities – American InterContinental University (“AIU”) and Colorado Technical University (“CTU”) – provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Both universities predominantly serve students online with career-focused degree programs that are designed to meet the educational demands of today’s busy adults. AIU and CTU continue to show innovation in higher education, advancing new personalized learning technologies like their intellipath® adaptive learning platform. Career Education is committed to providing quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

A listing of individual campus locations and web links to Career Education’s institutions can be found at www.careered.com.

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CONTACT

Investors:

Alpha IR Group

Sam Gibbons or Chris Hodges

(312) 445-2870

CECO@alpha-ir.com

OR

Media:

Career Education Corporation

(847) 585-2600

media@careered.com

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